Exhibit 3.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF

HOTH THERAPEUTICS, INC.

a Nevada Corporation

Pursuant to resolutions of the Board of Directors (the “Board”) of Hoth Therapeutics, Inc. a Nevada corporation (the “Corporation”) adopted at a meeting of the Board held on August 19, 2022 and in accordance with the authority provided to the directors pursuant to Article X, Section 10.1 of the Corporation’s Amended and Restated Bylaws (the “Bylaws”):

1.	Article II, Section 2.6 of the Bylaws is amended and restated in its entirety as follows as of August 19, 2022 (the “Effective Time”):

“Section 2.6. Quorum. Unless otherwise required by applicable law or the Articles of Incorporation, the holders of thirty-three and one-third percent (33 and 1/3%) of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5 hereof, until a quorum shall be present or represented.

2.	Article X, Section 10.1 of the Bylaws is amended and restated in its entirety as follows as of the Effective Time:

Section 10.1 Amendments.  The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. Notwithstanding the foregoing sentence, these Bylaws may be amended or repealed in any respect, and new Bylaws may be adopted, in each case by the affirmative vote of the holders of at least fifty (50%) of the outstanding voting power of the Corporation, voting together as a single class.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting secretary of Hoth Therapeutics, Inc., a Nevada corporation; and

2. That the foregoing Amendment No. 1 to the Amended and Restated Bylaws, was duly adopted by the Board of Directors of said corporation by a on August 19, 2022.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation as of August 19, 2022.

/s/ Hayley Springer
Hayley Springer, Secretary